July 2, 2008

Nord Resources Corporation
Suite 203
1 West Wetmore Road
Tucson, AZ 85705

Dear Sirs:

Nord Resources Corporation - 2006 Stock Incentive Plan

            We have acted as special Delaware counsel to Nord Resources Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of up to 6,000,000 shares of common stock, par value $.01 per share (the "Common Stock" or "Shares"), issued or reserved for issuance pursuant to awards that have been or may be granted under and in accordance with the Company's 2006 Stock Incentive Plan (the "Plan"). As of June 2, 2008, 2,900,000 stock options (the "Issued Options") and 193,665 deferred stock units ("Issued DSUs") were outstanding under the Plan, and a total of 134,438 Shares (the "DSU Shares") have been issued upon conversion of DSUs previously issued under the Plan. We understand that an additional 42,484 deferred stock units were issued pursuant to the Plan on June 30, 2008. Such deferred stock units constitute "Issued DSUs" for purposes of this opinion. Under the terms of the Plan, the Administrator may make Awards of Restricted Stock, unrestricted Shares, Options, Deferred Stock Units ("DSUs"), Restricted Stock Units, Stock Appreciation Rights or Dividend Equivalent Rights.

            For the purpose of rendering our opinion as stated herein, the Company has furnished to us, and we have reviewed, the documents listed on Exhibit A hereto. Terms used but not otherwise defined in this opinion are used as defined in the Plan.

            For purposes of this opinion, we have not reviewed any documents other than the documents listed in (i) through (xxi) on Exhibit A. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (i) through (xxi) on Exhibit A) that is referenced by or incorporated by reference into, the documents reviewed by us. We have assumed that there exists no provision in any document, agreement or record that we have not reviewed that bears upon or is contrary to or inconsistent with or would otherwise alter the opinions stated herein.

Nord Resources Corporation
July 2, 2008

            In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein, and the additional matters related or assumed therein, all of which we have assumed to be true, complete, and accurate.

            Based solely upon our examination of and reliance upon the foregoing, and subject to the limitations, exceptions, qualifications and assumptions set forth below, we are of the opinion that as of the date hereof:

1.        Upon exercise of the Issued Options in accordance with their respective terms (including, without limitation, the payment of the applicable exercise price for the Shares), the resulting Shares will be validly issued, fully paid and non-assessable shares of Common Stock;

2.        Upon payment and settlement of the Issued DSUs in accordance with their terms, the resulting Shares will be validly issued, fully paid and non-assessable shares of Common Stock;

3.        The DSU Shares have been validly issued as fully paid and non-assessable shares of Common Stock; and

4.        Shares to be issued pursuant to Awards of the types described above that are granted under the Plan after the date hereof will be validly issued and fully paid and non-assessable shares of Common Stock, provided:

(a)       such Awards are granted in accordance with the terms and conditions of the Plan, including, without limitation, the approval of each award by the Board of Directors or by a duly authorized Committee of the Board of Directors of the Company that is authorized to act as the Administrator of the Plan; and

(b)       each person who receives an award under the Plan (i) executes and delivers to the Company an appropriate agreement evidencing the relevant Award and the terms and conditions thereof including, without limitation, the number of shares subject to the Award, the consideration payable to the Company with respect to the Award (if applicable), and any other terms and conditions the Plan requires to be specified in the agreement covering such Award (each such agreement an "Award Agreement"), and (ii) performs his or her obligations to the Company in accordance with the terms and conditions of the Plan and the applicable Award Agreement, including the satisfaction of any applicable vesting requirements, the delivery of any required form of notice or election and the payment of the required exercise price, if any, of the Award.

            The opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

Nord Resources Corporation
July 2, 2008

            A.       The foregoing opinion is limited to the laws of the State of Delaware as presently in effect, excluding the securities laws and antitrust laws thereof. We have not considered and express no opinion with regard to, or as to the effect of, laws, rules or regulations of any other jurisdiction, including the laws of any other state of the United States, federal laws of the United States (including, without limitation, federal laws and rules and regulations relating to securities), the laws of any foreign jurisdiction, and regulations of stock exchanges or of any other regulatory body.

            B.       We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect.

            C.       We assume that each director and officer of the Company executing a unanimous written consent or listed as attending a Board meeting referenced in Exhibit A to this opinion letter was validly appointed and/or elected at the time each such action was taken by said officers and directors of the Company. In addition, we assume that all meetings of the Board referenced in the Board minutes listed in Exhibit A hereto were duly called and validly held in accordance with the Bylaws of the Company.

            D.       We assume that each recipient of an Issued Option has executed an option agreement in the form of a Non-Director Stock Option Agreement, a June 2007 Form of Stock Option Agreement, or a July 2007 Form of Stock Option Agreement, as the case may be. We assume that each recipient of an Issued DSU or to whom DSU Shares were issued executed an appropriate form of Award Agreement covering the DSUs issued to such person and made the election to receive DSUs contemplated in the Plan, and that no modifications to a DSU awarded to a Canadian Director were required by Section 8 of Subpart A of the Plan. We further assume that each Issued Option and each Issued DSU described in Exhibit A hereto, is a valid, binding and enforceable agreement under the laws governing the Award Agreement relating to each such Option or DSU.

            E.       We have assumed that the Plan was duly approved by the stockholders of the Company in accordance with the terms of the Plan, and that the Plan constitutes the legal, valid, bonding and enforceable obligation of the Company under the law governing the Plan.

            F.       We assume that, in the case of Shares issued or to be other than for cash, the Company received, or will receive, as the case may be, the consideration contemplated in the Plan and in the related Board or Committee resolutions authorizing the issuance of such Shares and the applicable Award Agreement, and that such consideration had, or will have when the relevant Award is exercised, a value greater than or equal to the aggregate par value of the Shares issued or to be issued thereunder.

            G.       We have assumed that the Company has issued and delivered to each holder of DSU Shares, and will issue and deliver to each other person entitled thereto, upon grant in the case of awards of Shares or Restricted Shares, and upon settlement, exercise or payment, as applicable, in the case of other types of Awards, duly executed certificates in the form reviewed by us representing the appropriate number of Shares.

Nord Resources Corporation
July 2, 2008

            H.       We have assumed that each recipient of Issued Options and Issued DSUs or DSU Shares received a copy of the Plan at the time of issuance of the Options.

            I.       We have assumed that the Company will have sufficient authorized and unissued Shares or treasury Shares to permit the exercise or settlement in full of all Awards granted under the Plan when such Awards are exercised or settled.

            J.       The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in connection therewith. Except as set forth in the foregoing sentence, this opinion is rendered solely for your benefit in connection with the transactions described above and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent.

Very truly yours,

/s/ Potter Anderson & Corroon LLP

JFG/JMS
871733

Exhibit A

Documents We Have Reviewed

  The Certificate of Incorporation of the Company as filed with the Secretary of the State of Delaware (the "Secretary of State") on January 18, 1971; the Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Secretary of State on May 21, 1981; the Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Secretary of State on April 8, 1987; the Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Secretary of State on October 11, 1996; the Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Secretary of State on January 13, 1997; the Certificate of Merger of the Company as filed with the Secretary of State on February 14, 2001; the Certificate of Renewal and Revival of the Certificate of Incorporation of the Company as filed with the Secretary of State on October 14, 2004; and the Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Secretary of State on May 8, 2007;

  The Amended and Restated Bylaws of the Company, as filed with the Securities and Exchange Commission on the Company's Annual Statement on Form 10-K for the fiscal year ended December 31, 1994 and as incorporated by reference in the Company's Annual Statement on Form 10-K for the Company's fiscal year ended December 31, 1999, and Amendment No. 1 to the Amended and Restated Bylaws of Company, as filed with the Securities and Exchange Commission on the Company's Annual Statement on Form 10-K for the fiscal year ended December 31, 1999, which we assume constitute the Bylaws of the Company as in effect as of the date hereof (the "Bylaws");

  A Certificate of Good Standing dated July 2, 2008, issued by the Secretary of State with respect to the Company (the "Certificate of Good Standing");

  A form of stock certificate representing Shares of the Company;

  The Plan;

  The unanimous written consent of the Board dated March 24, 2006, among other things, adopting and implementing the Plan subject to approval of the stockholders;

  The unanimous written consent of the Board dated May 16, 2006, among other things, appointing the Compensation Committee as the Administrator of the Plan;

  A form of stock option agreement in accordance with the Plan between the Company and each of Stephen Seymour, Doug Hamilton and John Cook (each, a "Non-Executive Director") granting 200,000 options for Shares to each of the Non-Executive Directors (the "Non-Executive Director Stock Option Agreement");

  The minutes of the meeting of the Board held on June 11, 2007 at 11:00 a.m., among other things, granting options pursuant to the Plan;

  The form of Stock Option Agreement attached as Exhibit C to the minutes of the meeting of the Board held on June 11, 2007 (the "June 2007 Form of Stock Option Agreement");

  The minutes of the meeting of the Board held on July 11, 2007 at 1:30 p.m., among other things, granting options pursuant to the Plan;

  The form of Stock Option Agreement attached as Exhibit B to the minutes of the meeting of the Board held on July 11, 2007 (the "July 2007 Form of Stock Option Agreement");

  The unanimous written consent of the Board dated October 23, 2007, among other things, granting options pursuant to the Plan;

  The unanimous written consent of the Board dated January 10, 2008, among other things, resolving the total reserved shares of Common Stock was 9,715,001 including for the Plan;

  A certificate of an officer of the Company dated June 30, 2008 certifying to the Company's constituent documents and certain other factual matters, including facts relating to the reservation for issuance of Shares (the "Officer's Certificate");

  The Registration Statement.

  The unanimous written consent of the Board dated June 29, 2006, among other things, establishing DSU accounts for each of the non-executive directors and establishing procedure for crediting the DSU accounts.

  Letter dated June 29, 2007 from Nord to T. Sean Harvey regarding annual compensation, all paid under the Plan as shares of common stock or DSUs.

  Election Notices for DSUs for (a) John Cook dated April 21, 2006, (b) Doug Hamilton dated April 21, 2006, (c) Wade Nesmith dated April 21, 2006, (d) Stephen Seymour dated April 21, 2006, and (e) T. Sean Harvey dated July 3, 2007.

  Letter dated January 26, 2007 from the Company to John Cook confirming treatment of DSUs for 2007.

  Letter date May 23, 2008 from the Company to John Cook confirming treatment of DSUs for 2008.

871733